Homeland Stores Inc.
                              P.O. Box 25008
                       Oklahoma City, Oklahoma 73125


                                                            April 29, 1996



Mr. Terry M. Marczewski
1171 Shasta Lane
Oklahoma City, OK 73162


Dear Terry:

          This letter amends and restates, and supersedes in its entirety the September 26, 1995 letter regarding the terms of your employment with Homeland Stores Inc. (the "Company").

          1. Duties. You will serve as Controller and Chief Accounting Officer of the Company. You will devote all of your skill, knowledge and full working time (reasonable vacation time and absence for sickness or disability excepted) solely and exclusively to the conscientious performance of your duties hereunder.

          2. Base Salary. As compensation for the duties to be performed by you under the terms of this letter agreement, the Company will pay you a base salary in the amount of $90,000 per annum, payable at the same time as the Company pays salary to its other executive employees. The Company will review your base salary from time to time and, at the discretion of the Board of Directors, may increase your base salary based upon your performance and other relevant factors.

          3. Incentive Bonus. While you are providing services pursuant to this letter, you will be given the opportunity to receive an annual bonus upon the attainment of such performance objectives as the Board of Directors shall determine from time to time after consulting with you. Any bonus payable to you will be paid to you at the same time as bonuses are paid to other executives.

          4. Long Term Incentive Plan. You shall be eligible to receive awards under a long term incentive compensation plan to be established by the Company at a level commensurate with your position and responsibilities with the Company.

          5. Employee Benefits. While you are providing services pursuant to this letter agreement, you will be eligible to participate in the employee benefit plans and programs generally available to the Company's employees (including, but not limited to, coverage under the Company's medical, dental, life and disability insurance plans and participation in the Company's qualified plans) as in effect from time to time on the same basis as the Company's other employees, subject to the terms and provisions of such plans and programs.

          6. Executive Perquisites. You will be eligible to receive the perquisites and other personal benefits made available to the Company's senior executives from time to time.

          7. Expenses. The Company will reimburse you for all reasonable expenses incurred by you in connection with your performance of services under this letter agreement in accordance with the Company's policies, practices and procedures.

          8. Termination of Employment. If the Company terminates your employment prior to December 31, 1997 for any reason other than Cause or Disability, the Company will (i) continue to pay you your Base Salary for one year after the date of your termination of employment, or until December 31, 1997, whichever period is longer, and (ii) within 5 business days after your employment terminates, pay you in a lump sum payment an amount equal to the product of (A) your target bonus under the incentive bonus plan described in
Section 3 of this letter for the year in which your termination occurs and (B) a fraction, the numerator of which is the number of days during such year prior to and including the date of your termination of employment and the denominator of which is 365.

          In the event your employment terminates (i) due to your death or Disability or (ii) is terminated by the Company for Cause, you will only be entitled to receive the compensation and benefits payable to you under the Company s otherwise applicable employee benefit plans or programs.

          As used in this letter agreement, Cause means (i) your willful failure to perform substantially your duties as an officer and employee of the Company (other than due to physical or mental illness), (ii) your engaging in serious misconduct that is injurious to the Company, (iii) your having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony, or (iv) your unauthorized disclosure of confidential information (other than to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency) that has resulted or is likely to result in material economic damage to the Company.

          9. Binding Effect. This letter agreement will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you under this letter agreement if you had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this letter agreement to your personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees or estate, as the case may be.

          10. Indemnification. The Company agrees to indemnify you to the fullest extent permitted under its Bylaws as in effect from time to time.

          11. General Provisions. No provisions of this letter agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Company's Board of Directors and is agreed to in a writing signed by you and such Company officer as may be specifically designated by the Board.

          No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this letter agreement. The invalidity or unenforceability of any one or more provisions of this letter agreement will not affect the validity or enforceability of any other provision of this letter agreement, which will remain in full force and effect. This letter agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

          All amounts payable to you hereunder will be paid net of any and all applicable income or employment taxes required to be withheld therefrom under applicable Federal, State or local laws or regulations.

          The validity, interpretation, construction and performance of this letter agreement will be governed by the laws of the State of Oklahoma, without giving effect to its conflict of laws provisions.

          If the foregoing accurately sets forth the terms of your employment with the Company, please so indicate by signing below and returning one signed copy of this letter agreement to me.

                              Sincerely,

                              HOMELAND STORES, INC.



                              James A. Demme, President and
                                   Chief Executive Officer



ACCEPTED AND AGREED as
of this ____ day of April, 1996



Terry M. Marczewski

















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